Exhibit 10.1
EVOLENT HEALTH, INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE STOCK UNIT award agreement under the EVOLENT HEALTH, INC. 2015 Omnibus Incentive Compensation Plan, dated as of [DATE] between EVOLENT HEALTH, INC., a Delaware corporation (the “Company”), and ____________.
This Performance Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award for a target number of ____ (such number, the “Target Number”) performance stock units (this “Award”) (each such performance stock unit, a “PSU”) that are granted to you under the Amended and Restated Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan, as further amended (the “Plan”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or to cause to be delivered ) to you, subject to the terms of this Award Agreement, one share of the Company’s Class A Common Stock, $0.01 par value (each, a “Share”), or cash equal to the Fair Market Value of one Share, for each PSU ultimately earned by you, as set forth in this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 13 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1.    The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2.    Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Company Value” has the meaning set forth in Section 3(b) and (c).
“Cumulative Adjusted EBITDA” for a Performance Period means the Company’s cumulative earnings for the applicable Performance Period before interest, taxes, depreciation and amortization, and before stock-based compensation, acquisition expenses and similar non-recurring and other items, in a manner consistent with the Company’s publicly-reported adjusted EBITDA (for any period, the “Adjusted EBITDA”).
“Disability” means: (a) for Awards that are not subject to Section 409A, “Disability” shall have the meaning set forth in the long-term disability insurance plan or program of the

Company or any Subsidiary then covering you or, in the absence of such a plan or program, as determined by the Committee, provided, that, with respect to Awards that are not subject to Section 409A, if you are a party to an effective employment, severance, or other services agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such agreement, and (b) for Awards that are subject to Section 409A, “Disability” shall have the meaning set forth in Section 409A(a)(2)(c).
“First Performance Period” means the period commencing on [.] and ending on [.].
“First Tranche” means 50% of your Target Number, which will vest and be earned over the First Performance Period.
“Good Reason” means the occurrence, without your written consent, of any of the events or circumstances set forth in clauses (a) through (d) below:
(a)    a material reduction in your annual base salary or target bonus opportunity as the same may be increased from time to time;
(b)    your assignment to duties inconsistent in any material respect with your position, authority or responsibilities with the Company, or any other action or omission by the Company, which results in each case in a material diminution of your position, authority or responsibilities;
(c)    a relocation of your principal work location by more than 50 miles from such location as of immediately prior to the Change of Control; or
(d)    any material breach of this Award Agreement by the Company.
Good Reason shall not exist unless you give the Company notice of the event giving rise to Good Reason within 60 days of the date you have knowledge of such event. Such notice shall specifically delineate such claimed breach and shall inform the Company that it is required to cure such breach (if curable) within 90 days (the “Cure Period”) after such notice is given in accordance with Section 15 of this Award Agreement. If such breach is not so cured (or is not curable), you may resign for Good Reason within three months following the end of the Cure Period. If such breach is cured within the Cure Period or if such breach is not cured but you do not resign for Good Reason within three months following the end of the Cure Period, Good Reason shall not exist hereunder.
“Performance Period” means the First Performance Period or the Second Performance Period, as applicable.
“Replacement Award” means an award, which, upon a Change of Control, is provided to you as a replacement or substitution for this Award and which: (a) is of the same type as this Award (or a different type from this Award, provided that the Committee, as constituted immediately prior to the Change of Control, finds such type acceptable); (b) has an intrinsic value at least equal to the value of this Award; (c) relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; (d) has terms and conditions that comply with the provisions of Section 6(c) of this Agreement; (e) has vesting conditions that continue on the same terms as set forth in this Award; and (f) has other terms and conditions that are not less favorable to you than the terms and conditions of this Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions set forth in clauses (a) through (f) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
“Revenue” means the Company’s publicly-reported Revenue for an applicable period.
“Revenue Ratio” means the lesser of (a) [.] and (b) (i) for the First Performance Period, the Revenue of the Company for the Company’s [.] fiscal year divided by the Revenue of the Company for the Company’s [.] fiscal year, and (ii) for the Second Performance Period, the Revenue of the Company for the Company’s [.] fiscal year divided by the Revenue of the Company for the Company’s [.] fiscal year. The Revenue of the Company for the [.] fiscal year was $[.].
“Second Performance Period” means the period commencing on [.]and ending on [.].
“Second Tranche” means 50% of your Target Number, which will vest and be earned over the Second Performance Period.
“Section 409A” means Section 409A of the Code and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Stock Price” means the closing price of one Share of the Company’s Class A common stock on the New York Stock Exchange.
“TSR” means the Company’s total shareholder return, calculated as set forth in Appendix A hereto.
SECTION 3.    Performance Goals.
(a)    Subject to the service-vesting provisions set forth in Section 4 of this Award Agreement, (i) the total number of PSUs you earn for the First Tranche will be determined at the end of the First Performance Period based on the level of Company Value achieved in the First Performance Period, as adjusted pursuant to Absolute TSR Modifier Percentage, as set forth on Appendix A, and (ii) the total number of PSUs you earn for the Second Tranche will be determined at the end of the Second Performance Period based on the level of Company Value achieved in the Second Performance Period, as adjusted pursuant to Absolute TSR Modifier Percentage, as set forth on Appendix A.
(b)    Except as set forth in Section 3(c), “Company Value” means (i) for the First Performance Period, the product of (A) the Cumulative Adjusted EBITDA for the First Performance Period, (B) the Revenue Ratio, and (C) [.], and (ii) for the Second Performance Period, the product of (x) the Cumulative Adjusted EBITDA for the Second Performance Period, (y) the Revenue Ratio, and (z) [.].

(c)    In determining the portion of the Company Value attributable to any business that is acquired by the Company and becomes part of the Company during either Performance Period (“Acquired Business”), the following rules shall apply:
(i)    The Company Value shall first be determined without regard to the Acquired Business based on the Cumulative Adjusted EBITDA and Revenue Ratio for the Company (without taking the Acquired Business into account) in accordance with Section 3(b).
(ii)    The value of the Acquired Business shall be determined as follows:
(A)    The Cumulative Adjusted EBITDA attributable to the Acquired Business shall be determined by adding all Adjusted EBITDA referable to the Acquired Business from the date of acquisition by the Company through to the end of the applicable Performance Period.
(B)    The Revenue Ratio for the Acquired Business shall be the lesser of (1) [.] and (2) the Revenue attributable to the Acquired Business for (x) in the case of the First Performance Period, the [.] fiscal year of the Company divided by the annualized Revenue of the Acquired Business for the most recent completed fiscal year of the Acquired Business prior to the date of acquisition by the Company or (y) in the case of the Second Performance Period, the [.] fiscal year of the Company divided by the annualized Revenue of the Acquired Business for the most recent completed fiscal year of the Acquired Business prior to the date of acquisition by the Company.
(C)    Multiply the product of (A) and (B) above by (1) [.] in the case of determinations relating to the First Performance Period and (2) [.] in the case of determinations relating to the Second Performance Period.
(D)    The value determined in (C) shall be reduced by (1) in the case of the First Performance Period, the product of the purchase price to the Company of the Acquired Business and the fraction obtained by dividing the number of full months in the First Performance Period that follow the date of the acquisition of the Acquired Business by [.] and (2) in the case of the Second Performance Period, the product of the purchase price to the Company of the Acquired Business and the fraction obtained by dividing the number of full months in the Second Performance Period that follow the date of the acquisition of the Acquired Business by [.].
(iii)    The Company Value, including the value of the Acquired Company, for the Performance Period shall be the sum of the amounts in Section 3(c)(i) and Section 3(c)(ii)(D).
(iv)    In the event of a Change of Control of the Acquired Business following the date of the Company’s acquisition of the Acquired Business and prior to the last day of the Performance Period, the value attributable to the Acquired Business (prior to reduction for a portion of the purchase price to the Company of the Acquired

Business in accordance with Section 3(c)(ii)(D)), shall be determined in accordance with Section 6(b); provided, however that the target Cumulative Adjusted EBITDA and the target Revenue for the Acquired Business for any fiscal quarter that has not been completed through the date of the Change of Control shall be determined by the Committee in good faith, taking into account, among other things, any internal business targets for the Acquired Business established by the Company for the applicable Performance Period in connection with the acquisition of the Acquired Business.
(d)    No later than 50 days following the end of each Performance Period, the Committee will review and certify in writing (i) the level of Company Value achieved for the applicable Performance Period, (ii) the Absolute TSR Modifier Percentage for the applicable Performance Period as set forth on Appendix A, and (iii) the number of PSUs that you have earned, if any, for the applicable Performance Period. The Committee’s certification shall be final, conclusive and binding on you, and on all other persons, to the maximum extent permitted by law.
(e)    Notwithstanding the foregoing, the Committee shall, to the extent and in such matter as it deems appropriate, adjust or modify the Performance Goals set forth in Appendix A for either Performance Period (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or (iii) in recognition of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.
SECTION 4.    Service Vesting. The PSUs are subject to forfeiture until vested, as described in this Award Agreement. Except as otherwise provided in Section 6 below, your First Tranche and your Second Tranche will vest and become nonforfeitable on the vesting date noted in the table below, provided that you remain continuously employed by the Company or any of its Subsidiaries from the grant date of this Award through the vesting date noted in the table below.

Tranche	Vesting Date
First Tranche	[.]
Second Tranche	[.]

SECTION 5.    Termination; Forfeiture of PSUs.

(a)    Except as set forth in Section 6, (i) if your service with the Company and all of its Subsidiaries terminates for any reason other than due to your death or Disability before [.], the First Tranche of your PSUs shall be immediately forfeited and you shall be entitled to no further payments or benefits with respect thereto, and (ii) if your service with the Company and all of its Subsidiaries terminates for any reason other than due to your death or Disability before [.], the Second Tranche of your PSUs shall be immediately forfeited and you shall be entitled to no further payments or benefits with respect thereto. Further, if you breach any restrictive covenant contained in any arrangements with the Company or a Subsidiary (including this Award Agreement) to which you are subject, all your unvested PSUs shall be immediately forfeited, and you shall be entitled to no further payments or benefits with respect thereto. Furthermore, any PSUs awarded pursuant to this Award Agreement and any Shares issued to you or cash paid to you under this Award Agreement upon settlement of such PSUs shall be subject to any recoupment or clawback policy the Company maintains, as in effect from time to time.
(b)    Notwithstanding anything herein to the contrary, if your service with the Company and all of its Subsidiaries terminates due to your death or Disability before the end of the Performance Period, (i) for purposes of the service vesting requirements of Section 4, you shall be deemed to have completed an additional twelve (12) months of employment following the date of your termination due to your death or Disability, and (ii) the number of PSUs earned shall be determined at the end of the Performance Period based on actual performance through the end of the Performance Period, pro-rated based on (A) the number of days you were employed by the Company during the applicable Performance Period through the date of your termination plus twelve (12) months (but not to exceed the total days in the applicable Performance Period) over (B) the number of days in the applicable Performance Period.
SECTION 6.    Change of Control.
(a)    If a Change of Control occurs during the First Performance Period or the Second Performance Period, as applicable, and your Award does not remain outstanding following the Change of Control and the acquiror or successor entity neither assumes nor provides a substitute for your Award that meets the requirements of a Replacement Award, then you will be deemed to have earned that number of PSUs as described in Section 6(b) below, effective as of the date of the Change of Control, and (i) the First Tranche of your Award shall become vested and nonforfeitable pursuant to Section 4 on [.], provided that, except as set forth in Section 6(c) or (d) below, you remain continuously employed by the Company or any of its Subsidiaries through [.]and (ii) the Second Tranche of your Award shall become vested and nonforfeitable pursuant to Section 4 on [.], provided that, except as set forth in Section 6(c) or (d) below, you remain continuously employed by the Company or any of its Subsidiaries through [.].
(b)    The number of PSUs earned shall be determined in accordance with Appendix A, based on the Company Value and Absolute TSR Modifier Percentage determined as of the date of the Change of Control, as follows:
(i)    For any fiscal quarter in the Performance Period that has been completed as of the date of the Change of Control, Company Value shall be determined, in the case of each of Adjusted EBITDA and Revenue, based on the greater of (A) the actual achievement of the metric as reported for each such quarter and (B) the Target for each such quarter, as set forth in Appendix B hereto;
(ii)    For any fiscal quarter in the Performance Period that has not been completed as of the date of the Change of Control, Company Value shall be determined, in the case of each of Adjusted EBITDA and Revenue, based on the greater of (A) the Target for each such quarter, as set forth in Appendix B hereto and (B) the average of actual performance of the metric for all quarters during the Performance Period completed prior to the date of the Change of Control; and
(iii)    The Absolute TSR Modifier Percentage shall be determined as set forth on Appendix A.
(c)    If you are not subject to a Severance and Change-in-Control Agreement with the Company, and if, within twelve (12) months following the date of the Change of Control but prior to [.], your employment is terminated by the Company or the acquiror or successor entity without Cause or by you for Good Reason, the service vesting requirements of Section 4 shall automatically be deemed satisfied, and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.
(d)    If you are subject to a Severance and Change-in-Control Agreement with the Company and, within the Change of Control Protection Period, as defined in your Severance and Change-in-Control Agreement, but prior to [.], your employment is terminated by the Company or the acquiror or successor entity without Cause or by you for Good Reason, as those terms are defined in your Severance and Change-in-Control Agreement, then, subject to satisfaction of the release and other requirements of your Severance and Change-in-Control Agreement, the service vesting requirements of Section 4 shall automatically be deemed satisfied, and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination. For the avoidance of doubt, notwithstanding anything in your Severance and Change-in-Control Agreement to the contrary, any PSUs not earned at the time of the Change of Control pursuant to Section 6(b) above shall be forfeited at the time of the Change of Control.
SECTION 7.    Settlement of PSUs. Settlement of PSUs earned under this Award Agreement shall be, at the Committee’s sole discretion, either (a) in Shares, which the Company shall deliver to you or your legal representative, (b) in an amount in cash equal to the Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Committee in accordance with applicable withholding requirements) of the Shares to be delivered in satisfaction of the PSUs, or (c) in a combination of Shares and cash. Settlement shall take place within sixty (60) days following the end of the Performance Period, or, in the event of a termination of employment described in Sections 5(b), 6(c) or 6(d), within sixty (60) days following your termination date. Notwithstanding anything herein to the contrary, PSUs subject to Section 409A that are to be paid to you upon your separation from service (within the meaning of Section 409A) pursuant to Sections 5(b), 6(c) and 6(d) on any date when you are a specified employee (within the meaning of Section 409A) shall not be paid before the date that is six (6) months following your separation from service or, if earlier, your death.

SECTION 8.    No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award Agreement unless and until certificates representing such Shares are actually issued to you or your legal representative or an entry is recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator) in settlement of this Award.
SECTION 9.    Non-Transferability of PSUs. Unless otherwise provided by the Committee in its discretion, PSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of PSUs in violation of the provisions of this Section 9 and Section 9(a) of the Plan shall be void.
SECTION 10.    Withholding, Consents and Legends.
(a)    Withholding. The delivery of Shares or cash pursuant to Section 7 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 10 and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any PSUs you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the PSUs you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the PSUs an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Committee in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b)    Consents. Your rights in respect of the PSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)    Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 11.    Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 12.    Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 13.    Dispute Resolution.
(a)    Jurisdiction and Venue. You and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Eastern District of Virginia and (ii) the courts of the State of Virginia for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Eastern District of Virginia or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Virginia. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Virginia with respect to any matters to which you have submitted to jurisdiction in this Section 13(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Eastern District of Virginia or (B) the courts of the State of Virginia, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 13, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 14.    Restrictive Covenants. In consideration of the grant of PSUs under this Award Agreement and as a condition to the receipt of the PSUs pursuant to this Award Agreement, you agree that:
(a)    Confidential Information.
(i)    You acknowledge that the Company and its Affiliates continually develop Confidential Information (as defined below), that you may develop Confidential Information for the Company or its Affiliates and that you may learn of Confidential Information during the course of your employment. You will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to the Company and its

Affiliates, any Confidential Information obtained by you incident to your employment or other association with the Company or any of its Affiliates. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 14 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of you or any other person having an obligation of confidentiality to the Company or any of its Affiliates or is required to be disclosed in order to enforce this Award Agreement.
(ii)    All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the you, shall be the sole and exclusive property of the Company and its Affiliates. You shall safeguard all Documents and shall surrender to the Company at the time your employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.
(iii)    “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, whether or not publicly known in whole or in part, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (A) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (B) the products and services of the Company and its Affiliates, (C) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (D) the identity and special needs of the customers of the Company and its Affiliates and (E) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
(b)    Non-Competition and Non-Solicitation.
(i)    You agree and acknowledge that the business (the “Business”) of the Company is any business activity engaged in, or actively contemplated by the Company (or any Subsidiary) to be engaged in, by the Company (or any Subsidiary) and with which you are or were involved on or prior to your date of termination.
(ii)    You agree that, except as the Company expressly agrees in writing, during your employment with the Company and for the 12-month period following termination of your employment for any reason, you shall not within the Territory (defined below), directly or indirectly, as an owner, partner, affiliate, stockholder, joint venturer, director, employee, consultant, contractor, principal, trustee or licensor, or in any other similar capacity whatsoever, of or for any person or entity (other than for the Company):

(A)    engage in, own, manage, operate, sell, finance, control, advise or participate in the ownership, management, operation, sales, finance or control of, be employed or employed by, or be connected in any manner with, any business that competes with (1) the Business or (2) if you have provided services directly to any health maintenance organization, health insurance company or similar health insurance plan, owned or operated by a customer of the Company, during the twelve-month period preceding the termination of your employment with the Company, such customer (each, a “Competitor”). Notwithstanding this Section 14(b)(ii)(A), you may accept employment with a Competitor whose business is diversified, provided that (I) such employment is with a portion of the Competitor’s business that does not provide products or services that are the same as, are similar to, or compete with the Company’s products or services (“Competing Products or Services”) and (II) prior to your acceptance of such employment with Competitor, the Company receives separate written assurances satisfactory to the Company from such Competitor and from you that you will not provide any Competing Products or Services;
(B)    approach, solicit, divert, interfere with, or take away, the business or patronage of any of the actual or prospective members, customers, or clients of the Company, for a purpose that is competitive with the Business; or
(C)    contact, recruit, solicit, hire, retain, or employ (whether as an employee, consultant, agent, independent contractor, or otherwise) any person who is, or who at any time during the 6-month period prior to your date of termination had been, employed or engaged by the Company, or induce or take any action which is intended to induce any such person to terminate his or her employment or relationship, or otherwise cease his or her relationship, with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any employee of or any other person engaged by the Company.
“Territory” shall mean the United States of America and any other country with respect to which you have been involved on behalf of the Company.
(iii)    Notwithstanding anything to the contrary in Section 14(b)(ii) of this Award Agreement, you are permitted to own, individually, as a passive investor (with no director designation rights, voting rights or veto rights or other special governance or voting rights), up to a one percent (1%) interest in any publicly traded entity that is a Competitor.
(iv)    You shall disclose in writing all of your relationships as a director, employee, consultant, contractor, principal, trustee, licensor, agent, or otherwise, with a Competitor or other business entity, to the Company for the 12-month period after your date of termination. You shall not disparage the Company or any of its officers, directors, or employees; provided, however, that this Section 14(b)(iv) shall not prohibit or constrain truthful testimony by you compelled by any valid legal process or valid legal dispute resolution process. Notwithstanding anything herein to the contrary, nothing in this Section 14 shall prevent either party hereto from enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under any other agreement or applicable law, or shall limit such rights or remedies in any way.
(v)    During the 12-month period following your date of termination, you shall notify in writing any prospective new employer or entity otherwise seeking to engage you that the provisions of this Section 14 exist prior to accepting employment or such other engagement.
(c)    Enforcement. The terms of this Section 14 are reasonable and necessary in light of your position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. In addition, any breach of the covenants contained in this Section 14 would cause irreparable harm to the Company, its Subsidiaries and Affiliates, and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach.
(d)    Protected Rights; Defend Trade Secrets Act.
(i)    Notwithstanding the foregoing, this Award Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
(ii)    Under the Defend Trade Secrets Act: (A) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (1) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or, (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and (B) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
SECTION 15.    Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to Company:	Evolent Health, Inc. 1812 N. Moore Street, Suite 1705 Arlington, VA 22209 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 16.    Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 17.    Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 18.    Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 19(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the PSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 19.    Section 409A.
(a)    It is intended that the provisions of this Award Agreement be exempt from or comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c)    If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first Business Day after such six-month period.
(d)    Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 20.    Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

APPENDIX A

APPENDIX B